EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated January 28, 2005, regarding our audit of the consolidated financial statements of Southwest Community Bancorp and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, statement of changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Southwest Community Bancorp, incorporated by reference in the Registration Statement of Form S-8 (Registration No. 333-113649) of the Southwest Community Bancorp 2002 Stock Option Plan, filed with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
March 30, 2005